NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 pepcoholdings.com NYSE: POM
FOR IMMEDIATE RELEASE October 5, 2010	Media Contact: Clay Anderson, 202-872-2680 canderson@pepcoholdings.com Investor Contact: Donna Kinzel, 302-429-3004 donna.kinzel@pepcoholdings.com

Pepco Holdings, Inc. Announces Debt Tender Offer

WASHINGTON – Pepco Holdings, Inc. (NYSE:POM) (the “Company”) announced today that it has commenced a cash tender offer to purchase any and all of its 6.125% senior notes due 2017, of which a principal amount of $121,094,000 is outstanding (the “Notes”). The terms and conditions of the tender offer are described in the Offer to Purchase dated October 5, 2010.  The tender offer will expire at 5:00 p.m., New York City time, on October 12, 2010 (such date and time the “Expiration Date”).

The purchase price to be paid for each $1,000 principal amount of Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Date is $1,210.00, plus accrued and unpaid interest from June 1, 2010, the last interest payment date, up to, but not including, the settlement date.  The Company may amend, extend, or terminate the offer at any time in its sole discretion.  Assuming that the tender offer is not extended, the Company expects to make payment for the Notes accepted in the tender offer on October 13, 2010.

The Company will use a portion of the proceeds from its issuance of $250,000,000 in principal amount of 2.70% notes due October 1, 2015 (the “2.70% Notes”) to pay the purchase price of the Notes accepted in the tender offer.  The Company intends to use the remaining proceeds from the sale of the 2.70% Notes to redeem all or a portion of either or both of the following series of its notes: (i) 5.90% senior notes due 2016, of which a principal amount of $200,000,000 is outstanding, and (ii) 6.00% senior notes due 2019, of which a principal amount of $200,000,000 is outstanding.

Tendered Notes may be withdrawn on or prior to the Expiration Date.  Following the Expiration Date, holders who have tendered their Notes may not withdraw such Notes.  The offer is subject to certain conditions, but it is not conditioned on the tender of a minimum principal amount of Notes.

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The complete terms and conditions of the tender offer is set forth in the Offer to Purchase and a Letter of Transmittal, along with any amendments and supplements thereto, which holders are urged to read carefully before making any decision with respect to the tender offer. Copies of the Offer to Purchase and the Letter of Transmittal may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the tender offer, at (212) 430-3774 (banks and brokers) or (866) 795-2200 (all others). Questions regarding the tender offer also may be directed to the dealer manager for the tender offer, Citi, at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Company is making the tender offer only by, and pursuant to the terms of, the Offer to Purchase and a Letter of Transmittal. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the depositary and information agent, the dealer manager or the trustee with respect to the Notes, nor any of the Company’s or their respective affiliates, makes any recommendation as to whether holders should tender or refrain from tendering, all or any portion of their Notes in response to the tender offer.

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Pepco Holdings, Inc., headquartered in Washington, D.C., delivers electricity and natural gas to about 1.9 million customers in Delaware, the District of Columbia, Maryland and New Jersey, through its subsidiaries Pepco, Delmarva Power and Atlantic City Electric. PHI also provides retail energy products and services through Pepco Energy Services.